                                               Filed pursuant to Rule 424(b)(2)
                                                      SEC File No. 33-62212

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED DECEMBER 6, 1995)

                               2,250,000 SHARES

                                     LOGO
                         [CAPSTEAD LOGO APPEARS HERE]

                         CAPSTEAD MORTGAGE CORPORATION

                            SHARES OF COMMON STOCK
                             (PAR VALUE OF $0.01)

                               ----------------

  Pursuant to the terms of a Sales Agency Agreement (the "Sales Agency Agreement") between Capstead Mortgage Corporation, a Maryland corporation (the "Company"), and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is incorporated herein by reference, the Company may issue and sell up to 3,750,000 shares of its common stock, par value $.01 per share ("Common Stock") from time to time through PaineWebber, as sales agent for the Company; up to 2,250,000 of such shares are being offered under this Prospectus Supplement. Such sales, if any, will be made by means of ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Such sales will be effected during a series of one or more pricing periods (each, a "Pricing Period"), each consisting of five consecutive calendar days in duration, unless a shorter period has otherwise been agreed to by the Company and PaineWebber. During any Pricing Period, no more than 40,000 shares ("Average Market Price Shares") will be sold. For each Pricing Period, an Average Market Price (as hereinafter defined) will be computed. With respect to any Pricing Period, "Average Market Price" shall equal the average of the arithmetic mean of the high and low sales prices of the Common Stock of the Company reported on the NYSE for each trading day of such Pricing Period.

  The net proceeds to the Company with respect to sales of Average Market Price Shares will equal a predetermined percentage of the Average Market Price for each share of Common Stock sold during the Pricing Period (96.5% for the first 750,000 shares that may be sold under the Sales Agency Agreement, 97.0% for the next 750,000 shares that may be sold thereunder, 97.5% for the next 750,000 shares that may be sold thereunder and 97.75% for the remaining 1,500,000 shares that may be sold thereunder), plus Excess Proceeds (as defined below), if any. The compensation to PaineWebber for such sales in any Pricing Period will equal the difference between the aggregate gross sales prices at which such sales are actually effected and the net proceeds to the Company for such sales, but in no case will exceed the maximum amount permitted pursuant to any applicable requirements of the National Association of Securities Dealers, Inc., as determined in good faith by PaineWebber (the "Maximum Commission"). To the extent that such aggregate gross sales prices are less than the Average

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION  TO
       THE CONTRARY IS A CRIMINAL OFFENSE.

      THE  ATTORNEY  GENERAL OF  THE  STATE OF  NEW YORK  HAS  NOT
        PASSED ON  OR ENDORSED THE MERITS OF  THIS OFFERING. ANY
          REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 8, 1995.

                                      S-1

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Market Price, the compensation to PaineWebber would be correspondingly reduced; to the extent that such aggregate gross sales prices are greater than the Average Market Price, the compensation to PaineWebber will be correspondingly increased. To the extent that PaineWebber's compensation under the foregoing formula would otherwise exceed the Maximum Commission, the excess will constitute additional net proceeds to the Company (the "Excess Proceeds").

  Any shares of Common Stock sold by PaineWebber during the Pricing Period on behalf of the Company other than Average Market Price Shares ("Additional Shares") will be at a fixed commission rate equal to a predetermined percentage of the share price per share (3.5% for the first 750,000 shares that may be sold under the Sales Agency Agreement, 3.0% for the next 750,000 shares that may be sold thereunder, 2.5% for the next 750,000 shares that may be sold thereunder and 2.25% for the remaining 1,500,000 shares that may be sold thereunder) for the number of Additional Shares equal to the number of Average Market Shares sold in a Pricing Period. Unless otherwise indicated in a further Prospectus Supplement, PaineWebber as sales agent will act on a best efforts basis.

  Settlements of sales of Additional Shares and Average Market Shares will occur on the third business day following the date on which any such sales are made. Purchases of Common Stock from PaineWebber as sales agent for the Company will settle the regular way on the national securities exchange where such purchases were executed. Compensation to PaineWebber with respect to sales of Average Market Price Shares will be paid out of the proceeds of the Average Market Price Shares that settle the third business day following the last day of a Pricing Period. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

  At the end of each Pricing Period, the Company will file an additional Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Act, which Prospectus Supplement will set forth the dates included in such Pricing Period, the number of such shares of Common Stock sold through PaineWebber as sales agent (identifying separately the number of Average Market Shares and any Additional Shares), the high and low prices at which Average Market Shares were sold during such Pricing Period, the net proceeds to the Company and the compensation payable by the Company to PaineWebber with respect to such sales pursuant to the formula set forth above. Information regarding the one-day Pricing Period of December 6, 1995, is set forth below.

  To the extent the Company desires to sell more than 2,250,000 shares of Stock pursuant to the Sales Agency Agreement, the Company shall file a new registration statement with respect to such shares and shall cause such registration statement to become effective.

  In connection with the sale of the Common Stock on behalf of the Company, PaineWebber may be deemed to be an "underwriter" within the meaning of the Act, and the compensation of PaineWebber may be deemed to be underwriting commissions or discounts. The Company has agreed to provide indemnification and contribution to PaineWebber against certain civil liabilities, including liabilities under the Securities Act of 1993, as amended. PaineWebber may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  The offering of Common Stock pursuant to the Sales Agency Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject thereto and (ii) termination of the Sales Agency Agreement. The Sales Agency Agreement may be terminated by the Company in its sole discretion on December 6, 1996. PaineWebber has the right to terminate the Sales Agency Agreement after December 6, 1996, or earlier if the Company engages another agent to sell shares under a program substantially similar to the program covered by the Sales Agency Agreement, or in certain other circumstances specified in the Sales Agency Agreement.

Information Regarding Pricing Period
------------------------------------

Shares sold during Pricing Period:

                      1,000 Average Market Price Shares

                      3,000 Additional Shares

                      4,000 Total Shares Sold

Arithmetic Mean of the High and Low Sales Prices of the
Shares reported on the NYSE (the "Average Market Price") for each Trading Day of the Pricing Period:

                                                           12/06/95
                                                           --------
                                                           $24.1875


High and Low Sales Prices at which           High               Low
Average Market Shares were sold             ------            -------
during pricing period ..................    $24.250           $24.250

Average Market Price Shares:

Gross Proceeds to Company ......  $24,187.50     Gross Sales Proceeds .........   $24,250.00
3.5% Discount ..................     $846.56     Compensation to Agent ........      $909.06
                                  ----------                                      ----------
Net Proceeds to Company ........  $23,340.94     Net Proceeds to Company ......   $23,340.94

Additional Shares Sold:

Gross Proceeds to Company ......  $72,500.00
Commission to Agent ............   $2,537.50
                                  ----------
Net Proceeds to Company ........  $69,962.50
                                  ==========

Total Net Proceeds to Company ..  $93,303.44     Total Compensation to Agent ..   $ 3,446.56


   On December 6, 1995, the last reported sales price of the shares of Common Stock on the NYSE was $24.50 per share.

                                      S-2